Exhibit 10.6

SIONNA THERAPEUTICS, INC.

SEVERANCE AND CHANGE IN CONTROL PLAN

Sionna Therapeutics, Inc. sets forth herein the terms of its Severance and Change in Control Plan (the “Plan”) as follows:

SECTION 1. PURPOSE.

The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of certain management personnel. The Board recognizes that, as is the case with many corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction, including in the face of the possibility of a Change in Control. Nothing in this Plan shall be construed to affect the at-will nature of the employment relationship, and an Eligible Employee shall not have any right to be retained in the employ of the Company.

SECTION 2. DEFINITIONS.

(a) “Accrued Obligations” means, with respect to an Eligible Employee, (i) the Eligible Employee’s Base Salary through the Date of Termination, and (ii) the amount of any business expenses properly incurred by the Eligible Employee on behalf of the Company prior to the Date of Termination and not yet reimbursed, if any.

(b)  “Base Salary” means, with respect to an Eligible Employee, the annual base salary rate payable to the Eligible Employee by the Company and its Subsidiaries as of the Date of Termination (or, if higher, the annual base salary rate payable to the Eligible Employee by the Company and its Subsidiaries as of immediately prior to the Change in Control Date).

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall mean, as determined by the Company in good faith: (i) the commission by an Eligible Employee of any felony, any crime involving the Company, or any crime involving fraud or dishonesty; (ii) a material breach of the Continuing Obligations by an Eligible Employee; (iii) any intentional misconduct, fraud, dishonest act or gross negligence on an Eligible Employee’s part which has a materially adverse effect on the Company’s business or reputation; or (iv) an Eligible Employee’s failure to perform the duties, functions and responsibilities of such Eligible Employee’s position (other than in connection with an approved leave, illness or Disability) after a written warning from the Company, followed by 30 days for such Eligible Employee to effect a cure, if such a cure is reasonably possible.

(e) “Change in Control” means, (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company. For the avoidance of doubt, a Change in Control shall not include an initial public offering of the Company or other capital raising transaction.

(f)  “Change in Control Date” means, with respect to a Change in Control, the date of consummation of such Change in Control.

(g) “Change in Control Period” means the period commencing upon the Change in Control Date and ending 12 months thereafter.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(i) “Company” means Sionna Therapeutics, Inc. or, from and after a Change in Control, the successor to the Company in any such Change in Control.

(j) “Continuing Obligations” means an Eligible Employee’s obligations to the Company pursuant to such Eligible Employee’s Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants.

(k) “Control” means the ownership of more than 50 percent of the issued share capital or other equity interest of the Company or the legal power to direct or cause the direction of the general management and policies of the Company.

(l) “Date of Termination” means, with respect to an Eligible Employee, the effective date of termination of the Eligible Employee’s employment with the Company and all of its Subsidiaries.

(m) “Disability” means that, as a result of an Eligible Employee’s incapacity due to physical or mental illness, such Eligible Employee has been unable or is, to a reasonable degree of medical certainty, expected to be unable to perform such Eligible Employee’s duties for the Company, with or without reasonable accommodation, on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(n) “Effective Date” means the date on which the Registration Statement covering the initial public offering of the shares of common stock of the Company is declared effective by the U.S. Securities and Exchange Commission.

(o) “Eligible Employee” means a United States employee of the Company or any of its Subsidiaries at the level of Vice President or above at the time of the Date of Termination (or, if applicable, at the time of a Change in Control) who has signed, dated, and returned to the Company the Participation Agreement attached as Exhibit 1 hereto within the time period set forth therein.

(p) “Executive” means an Eligible Employee who (i) has a C-level position and who reports directly to the Company’s Chief Executive Officer, and/or (ii) has a job title of Executive Vice President or above.

(q) “Good Reason” means that the Eligible Employee is an Executive and has complied with the “Good Reason Process” (defined below) following, the occurrence of any of the following events without the Executive’s consent: (i) a materially adverse change in the Executive’s title or material diminution in the Executive’s responsibilities, authority or duties; (ii) changing the Executive’s reporting relationship unless, as a result of such change, the Executive reports to a member of the Board or the Chief Executive Officer; (iii) a material reduction in the Executive’s base salary, except for across-the-board salary reductions of not more than ten percent (10%) due to the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iv) a breach by the Company of the material terms of this Plan; or (v) a 35 mile or greater change in the geographic location at which the Executive is required to provide services to the Company on a regular and frequent basis, not including business travel and short-term assignments.

(r) “Good Reason Process” shall mean that: (i) an Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) such Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) such Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) such Executive terminates such Executive’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(s) “Subsidiary” means any subsidiary of the Company or, from and after a Change in Control, any subsidiaries of the successor to the Company.

(t) “Target Bonus” means, with respect to an Eligible Employee, the Eligible Employee’s target annual performance bonus for the year in which the Date of Termination occurs (or, if higher, the target annual performance bonus in effect as of immediately prior to the Change in Control Date).

(u) “Terminating Event” shall mean (a) for an Executive, the Executive’s employment is terminated either by the Company without Cause or by the Executive for Good Reason, or (b) for an Eligible Employee who is not an Executive, such Eligible Employee’s employment is terminated by the Company without Cause.

SECTION 3. SEVERANCE BENEFITS OUTSIDE A CHANGE IN CONTROL PERIOD.

(a) If an Eligible Employee’s employment is terminated by a Terminating Event and such Eligible Employee’s Date of Termination is outside a Change in Control Period, then, in addition to the Accrued Obligations, and subject to (x) the Eligible Employee signing, not revoking and complying with a separation agreement in a form and manner satisfactory to the Company (the “Separation Agreement”) which shall include a release in substantially the same form as set forth in Section 1 of Exhibit 2 attached hereto (the “Release”) and (y) the Separation Agreement becoming irrevocable, in each case within 60 days after the Date of Termination, such Eligible Employee shall be entitled to receive the following severance payments and benefits:

(i) continuation of the Eligible Employee’s Base Salary for such Eligible Employee’s applicable Salary Continuation Period, as set forth on Schedule A, to be paid in substantially equal installments over the Salary Continuation Period,

(ii) if the Eligible Employee is an Executive or a Senior Vice President, a prorated Target Bonus based on the number of days such Eligible Employee was employed by the Company in the calendar year in which the Date of Termination occurs (the “Pro-Rata Bonus”), payable at the time the first salary continuation payment is made to such Eligible Employee during the Salary Continuation Period. For clarity, an Eligible Employee who is not an Executive (as that term is defined in this Plan) or a Senior Vice President shall not be eligible for a Pro-Rata Bonus; and

(iii) should the Eligible Employee elect to continue health and dental insurance coverage following the Date of Termination in accordance with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the Company shall pay to the group health plan provider or the COBRA provider the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage for the period beginning on the Date of Termination and ending on the earlier to occur of (i) the end of the applicable Benefit Continuation Period, as set forth on Schedule A, and (ii) the date on which the Eligible Employee becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert any remaining payments to payroll payments directly to the Eligible Employee for the time period specified above. Such remaining payments to the Eligible Employee shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. The Eligible Employee agrees and represents that the Eligible Employee will provide prompt written notice of the date on which the Eligible Employee becomes eligible under another health insurance plan following the Date of Termination.

(b) The amounts payable under Section 3(a)(i) and, if applicable, 3(a)(iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the applicable Salary Continuation Period commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

SECTION 4. SEVERANCE BENEFITS WITHIN A CHANGE IN CONTROL PERIOD.

The provisions of this Section 4 shall apply in lieu of, and expressly supersede, the provisions of Section 3 if the Eligible Employee’s employment is terminated by a Terminating Event and the Eligible Employee’s Date of Termination is within a Change in Control Period. These provisions shall terminate and be of no further force or effect after an applicable Change in Control Period.

(a) If the Eligible Employee’s employment is terminated by a Terminating Event and the Eligible Employee’s Date of Termination occurs within a Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the signing of a Release by the Eligible Employee, and (ii) the Release becoming fully effective, in both cases within the time frame set forth in the Release but in no event more than 60 days after the Date of Termination, such Eligible Employee shall be entitled to receive the following severance payments and benefits:

(i) a lump sum in cash in an amount equal to the applicable Multiplier, as set forth on Schedule B, times the sum of (A) the Eligible Employee’s Base Salary, plus (B) the Eligible Employee’s Target Bonus;

(ii) should the Eligible Employee elect to continue health and dental insurance coverage following the Date of Termination in accordance with COBRA, the Company shall pay to the group health plan provider or the COBRA provider the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage for the period beginning on the Date of Termination and ending on the earlier to occur of (i) the end of the applicable Benefit Continuation Period, as set forth on Schedule B, and (ii) the date on which the Eligible Employee becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such remaining payments to payroll payments directly to the Eligible Employee for the time period specified above. Such payments to the Eligible Employee shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. The Eligible Employee agrees and represents that the Eligible Employee will provide prompt written notice of the date on which the Eligible Employee becomes eligible under another health insurance plan following the Date of Termination; and

(iii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards with time-based vesting held by the Eligible Employee shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of the Date of Termination and the effective date of the Release. The forfeiture of any unvested equity will be delayed to the extent necessary to effectuate this provision and will not occur if the acceleration pursuant to this provision occurs.

For the avoidance of doubt, no additional vesting of equity awards shall occur after the Date of Termination except as provided in this Plan. Further, for the avoidance of doubt, any stock options or other stock-based awards with performance-based vesting, if any, shall be treated as specified in the applicable award agreement.

(b) The amounts payable under Section 4(a)(i) shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period.

SECTION 5. SECTION 280G LIMITATION.

Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(a) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Eligible Employee on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Eligible Employee shall be entitled to the full benefits payable under this Plan.

(b) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) noncash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(c) For the purposes of this Section, “Threshold Amount” shall mean three times the Eligible Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Eligible Employee with respect to such excise tax.

(d) The determination as to which of the alternative provisions of this Section 5 shall apply to the Eligible Employee shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Eligible Employee. For purposes of determining which of the alternative provisions of this Section 5 shall apply, the Eligible Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Eligible Employee’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Employee.

SECTION 6. WITHHOLDING.

Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company hereunder to an Eligible Employee or the Eligible Employee’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied. Nothing in this Plan shall be construed to require the Company to make any payments to compensate the Eligible Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

SECTION 7. NO DUTY TO MITIGATE; INTEGRATION WITH OTHER PAY OR BENEFITS.

An Eligible Employee’s payments received hereunder shall be considered severance pay in consideration of past service and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment. Notwithstanding anything to the contrary herein, all severance benefits provided to an Eligible Employee pursuant to Section 3 or Section 4 (as applicable) shall be reduced and/or offset by (a) any amounts or benefits paid to an Eligible Employee to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, (b) any amounts or benefits paid to an Eligible Employee to satisfy any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise), and/or (c) any amounts or benefits paid to an Eligible Employee pursuant to the Continuing Obligations.

SECTION 8. AMENDMENT, SUSPENSION OR TERMINATION.

This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that no such amendment, suspension or termination shall adversely affect the rights of any Eligible Employee then subject to the Plan, including, without limitation, an Eligible Employee then receiving payments, benefits or equity-related rights under the Plan, without the Eligible Employee’s written consent.

SECTION 9. ADMINISTRATION.

The Plan shall be administered by either the Board or such other committee or person(s) appointed by the Board from time to time to administer the Plan (in either case, the “Administrator”). The Administrator shall have the power and authority to interpret the terms and provisions of the Plan, to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan. All decisions and interpretations of the Administrator shall be final, conclusive and binding on all persons.

SECTION 10. GOVERNING LAW; CONSENT TO JURISDICTION.

This Plan shall be governed by the laws of the Commonwealth of Massachusetts, excluding the choice of law rules thereof. Eligible Employee hereby consents to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Eligible Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

SECTION 11. SEVERABILITY.

If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 12. SUCCESSOR TO COMPANY.

The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets of the Company expressly to assume and agree to perform this Plan to the same extent that the Company would be required to perform it if no succession had taken place. Notwithstanding the foregoing, if the Eligible Employee remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Eligible Employee shall not be entitled to any payments, benefits or vesting pursuant to this Plan solely as a result of such transaction.

SECTION 13. UNFUNDED PLAN.

This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Eligible Employee.

SECTION 14. DISCLAIMER OF RIGHTS; INTEGRATION; EFFECT OF AN EXISTING EMPLOYMENT AGREEMENT.

No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Subsidiary, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan. Notwithstanding the foregoing, and for the avoidance of doubt, in the event of an Eligible Employee’s death after the Eligible Employee’s termination of employment but prior to the completion by the Company of all payments due to the Eligible Employee under this Plan, the Company shall continue such payments to the Eligible Employee’s beneficiary designated in writing to the Company prior to the Eligible Employee’s death (or to the Eligible Employee’s estate, if the Eligible Employee fails to make such designation).

If an Eligible Employee’s employment is terminated for Cause or due to death or Disability or the Eligible Employee voluntarily terminates employment with the Company (other than for Good Reason), the Eligible Employee shall be entitled to only the Accrued Obligations through the Date of Termination. The mere occurrence of a Change in Control shall not, by itself, be treated as a Terminating Event under this Plan, nor shall the mere transfer of an Eligible Employee’s employment between the Company and/or any of its Subsidiaries, by itself, be treated as a Terminating Event under this Plan. Further, Section 3 and Section 4 of this Plan are mutually exclusive and in no event shall an Eligible Employee be entitled to payments or benefits pursuant to both Section 3 and Section 4 of this Plan.

For the avoidance of doubt, this Plan fully supersedes and replaces all previous Company severance and change in control plans, policies, arrangements and agreements, except that if an Eligible Employee is party to a fully-executed offer letter, employment agreement, severance or change in control agreement with the Company (an “Existing Employment Agreement”) that, as of the Effective Date of this Plan, provides for more favorable terms or provisions than provided under this Plan (including, without limitation, with respect to compensation, benefits or equity-related rights) then, except as set forth below, the more favorable definition, term or provision, from this Plan or an Eligible Employee’s Existing Employment Agreement, or relevant combination thereof, shall be applicable for the benefit of the Eligible Employee; provided, however, that in no event shall there be duplication of payments or benefits under this Plan and an Existing Employment Agreement; provided, further, that a more favorable definition of “Cause” under an employee non-competition agreement shall not apply for purposes of “Cause” as used in this Plan; provided, further, and notwithstanding anything to the contrary in the foregoing or otherwise, any provisions in an Existing Employment Agreement that: (i) extend the time for exercising any stock-based awards beyond 3 months following a termination of service (other than due to death or Disability); (ii) provide for acceleration of vesting of unvested equity award(s) upon a termination of employment prior to a Change in Control or other sales transaction of the Company; and/or (iii) provide for acceleration of vesting of unvested equity award(s) upon a Change in Control or other sales transaction of the Company, will, in each case of (i), (ii) and (iii), apply only to stock-based awards granted by the Company to the Eligible Employee prior to the Effective Date of this Plan and shall be inapplicable to any equity awards granted after the Effective Date of this Plan.

SECTION 15. CAPTIONS.

The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 16. NUMBER AND GENDER.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 17. SECTION 409A.

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Employee becomes entitled to under this Plan on account of the Eligible Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Eligible Employee’s separation from service, or (B) the Eligible Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) It is intended that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so to be exempt from or in compliance with Section 409A of the Code so that all payments hereunder are either exempt from or comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of applying Section 409A, any exemptions thereto and Treasury Regulation Section 1.409A-2(b)(2).

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Employee’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Eligible Employee or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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Schedule A

Position	Salary Continuation Period	Benefit Continuation Period

Chief Executive Officer	12 months	12 months

Executive, as defined in the Plan Does not include Chief Executive Officer	9 months	9 months

Senior Vice President	9 months	9 months

Schedule B

Position	Multiplier	Benefit Continuation Period

Chief Executive Officer	1.5	18 months

Executive, as defined in the Plan Does not include Chief Executive Officer	1.0	12 months

Senior Vice President	1.0	12 months

Vice President	0.75	9 months

Exhibit 1

Participation Agreement

1

Exhibit 2

Release

1